Exhibit 99.1

September 20, 2019

For more information contact
Eric J. Meilstrup, CEO & President or
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: Resignation of Valerie S. Krueckeberg from LCNB Corp. Board of Directors

Lebanon, Ohio: LCNB Corp. (Symbol: LCNB). On September 16, 2019, Valerie S. Krueckeberg informed the Board of Directors of LCNB Corp. (“LCNB”) of her decision to resign from the Board of Directors of LCNB and the Board of Directors of LCNB’s banking subsidiary, LCNB National Bank, effective October 21, 2019. Ms. Krueckeberg also currently serves as the Chair of the Audit Committee. The Board has nominated current member Craig Johnson to replace Ms. Krueckeberg in this Chair position, effective upon Ms. Krueckeberg’s resignation.

LCNB Corp. gratefully recognizes Ms. Krueckeberg’s three-plus years of dedication to the corporation through her Board service. During this time, LCNB National Bank successfully executed several strategic initiatives, and her wisdom and commitment to our mission served the company well over this period.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.